Exhibit 99.1

Vantage Drilling International Reports Third Quarter Results for 2018

HOUSTON, November 2, 2018 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss of approximately $26.1 million or $5.21 per share for the three months ended September 30, 2018 as compared to a net loss of $40.1 million or $8.01 per share for the three months ended September 30, 2017.

As of September 30, 2018, Vantage had approximately $183.5 million in cash, including $5 million of restricted cash, compared to $195.5 million at December 31, 2017. The Company generated $12.5 million in cash from operations year-to-date compared to net cash used in operations of $17.4 million for the comparable nine months in 2017. During the current year, cash outlays included, among other things, a $15 million down payment to acquire a jack-up rig and $6.6 million in progress payments for a managed pressure drilling (MPD) system to increase drillship marketability.

Ihab Toma, CEO, commented, “I am pleased to report another quarter of excellent operational results. Six of our seven assets worked during the quarter and produced a revenue efficiency of 99% and operational rig uptime of 97%.  With contract drilling revenue increases of 14% and operating cost decreases of 13% from the comparable quarter, we continue to deliver on our commitment of superior performance, cost management and preserving our strong balance sheet.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and four premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Contract drilling services	$59,034	$51,831	$165,813	$137,672
Management fees	307	342	912	1,148
Reimbursables	5,215	5,523	15,956	14,188
Total revenue	64,556	57,696	182,681	153,008
Operating costs and expenses
Operating costs	43,307	49,883	128,943	119,244
General and administrative	9,303	6,949	22,935	29,929
Depreciation	17,638	18,538	53,217	55,531
Total operating costs and expenses	70,248	75,370	205,095	204,704
Loss from operations	(5,692)	(17,674)	(22,414)	(51,696)
Other income (expense)
Interest income	533	231	974	587
Interest expense and other financing charges	(19,439)	(19,258)	(58,122)	(57,180)
Other, net	53	893	(1,031)	2,287
Bargain purchase gain	—	—	—	1,910
Total other expense	(18,853)	(18,134)	(58,179)	(52,396)
Loss before income taxes	(24,545)	(35,808)	(80,593)	(104,092)
Income tax provision	1,515	4,260	8,698	9,067
Net loss	$(26,060)	$(40,068)	$(89,291)	$(113,159)
Net loss per share, basic and diluted	$(5.21)	$(8.01)	$(17.86)	$(22.63)
Weighted average ordinary shares outstanding, basic and diluted	5,000	5,000	5,000	5,000

Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating costs and expenses
Jackups	$18,112	$19,764	$49,097	$52,655
Deepwater	17,927	23,789	59,438	48,754
Operations support	4,119	3,158	10,614	9,625
Reimbursables	3,149	3,172	9,794	8,210
	$43,307	$49,883	$128,943	$119,244

Utilization
Jackups	98.5%	93.8%	90.9%	76.4%
Deepwater	65.7%	33.3%	61.1%	33.2%

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)

	September 30, 2018	December 31, 2017

ASSETS
Current assets
Cash and cash equivalents	$178,549	$195,455
Restricted cash	5,000	-
Trade receivables	39,089	45,379
Inventory	43,411	43,955
Prepaid expenses and other current assets	16,748	13,207
Total current assets	282,797	297,996
Property and equipment
Property and equipment	927,745	904,584
Accumulated depreciation	(191,737)	(141,393)
Property and equipment, net	736,008	763,191
Other assets	14,471	21,935
Total assets	$1,033,276	$1,083,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$40,774	$39,666
Accrued liabilities	20,032	25,117
Current maturities of long-term debt	—	4,430
Total current liabilities	60,806	69,213
Long–term debt, net of discount and financing costs of $18,802 and $56,174	959,750	919,939
Other long-term liabilities	25,236	17,195
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(386,493)	(297,202)
Total shareholders' equity	(12,516)	76,775
Total liabilities and shareholders’ equity	$1,033,276	$1,083,122

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(89,291)	$(113,159)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	53,217	55,531
Amortization of debt financing costs	351	351
Amortization of debt discount	37,021	36,653
Amortization of contract value	4,721	3,095
PIK interest on the Convertible Notes	5,735	5,692
Share-based compensation expense	7,777	2,882
Bargain purchase gain	—	(1,910)
Deferred income tax benefit (expense)	1,874	(3,489)
(Gain) loss on disposal of assets	(1,313)	191
Changes in operating assets and liabilities:
Trade receivables	6,290	(15,253)
Inventory	544	1,531
Prepaid expenses and other current assets	(5,591)	(1,685)
Other assets	1,230	5,947
Accounts payable	(3,245)	10,899
Accrued liabilities and other long-term liabilities	(6,839)	(4,688)
Net cash provided by (used in) operating activities	12,481	(17,412)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(8,275)	(1,606)
Down payment on rig purchase	(15,000)	—
Cash paid for Vantage 260 acquisition	—	(13,000)
Net proceeds from sale of Vantage 260	4,703	—
Net cash used in investing activities	(18,572)	(14,606)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(5,815)	(1,072)
Net cash used in financing activities	(5,815)	(1,072)
Net decrease in cash and cash equivalents	(11,906)	(33,090)
Unrestricted and restricted cash and cash equivalents—beginning of period	195,455	231,727
Unrestricted and restricted cash and cash equivalents—end of period	$183,549	$198,637